Exhibit 99.1

NOVAGOLD Reports First Quarter 2023 Financial Results

Donlin Gold Commenced Fieldwork, Advanced Resource Modelling and Trade-Off Studies in Preparation for Updated Feasibility Study

Strong $116-Million Treasury with $25-Million Receivable due in July 2023

The 2023 field program commenced early in the year to complete the necessary fieldwork and geotechnical drilling for the Alaska Dam Safety certificates applications.

With the successful completion of the largest drill program in over 15 years, the owners are focused on finalizing the resource model and trade-off studies capping off the preparatory work toward proceeding with an updated feasibility study.

NOVAGOLD’s treasury remained strong with $116 million in cash and term deposits as of February 28, 2023, with an additional $25 million due in July 2023 from Newmont Corporation (“Newmont”), keeping NOVAGOLD in a healthy financial position to advance the Donlin Gold project up the value chain.

April 4, 2023 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company” (NYSE American, TSX: NG) today released its 2023 first quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended February 28, 2023 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on April 4, 2023 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the first quarter of 2023, the following milestones were achieved at Donlin Gold:

The Donlin Gold project camp re-opened in February 2023 to prepare for the field program with a total workforce of 44 direct hire employees, 63% being from the Yukon-Kuskokwim (Y-K) region.

To support mine planning and mine design, Donlin Gold also advanced onsite hydrological drilling to further define the depth and flow of groundwater in the areas of the planned Donlin Gold project pit and surrounding infrastructure.

As a federally permitted project on private Alaska Native Corporation land designated by law for mining and with key State permits in hand, several activities continued to keep our current permits in good standing and to advance the remaining permits needed, including the following highlights:

Commencement of additional fieldwork and geotechnical drilling to collect data required to advance the Alaska Dam Safety certificates for water diversion and water retention structures including the proposed tailings storage facility. All necessary fieldwork for the certificates is planned to be completed this year;

Application for a new air quality permit from the Alaska Department of Environmental Conservation (ADEC). A draft permit was issued for public comment in December 2022;

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Submission to ADEC of the application for the regularly scheduled re-issuance of the project’s Alaska Pollutant Discharge Elimination System permit (APDES); ADEC extended the permit to remain in effect until the State completes the re-issuance.

Following the easing of COVID-19 restrictions, community engagement efforts increased significantly, which allowed the project team to participate in more in-person events. Critical assistance was provided to local communities through the funding of, and participation in, initiatives related to health and safety, infrastructure development, environmental management, training and education, and support of the indigenous culture in the Y-K region. Notable outcomes include:

Supported intensive academic, career and educational workshops for rural youth and young adults of the Y-K region in partnership with Alaska EXCEL;

Partnered with Covenant House Alaska and Bethel Community Services to address chronic food insecurity and homelessness in the Y-K region;

Collaborated with the Bethel Community Services Foundation and the Aruqutet Project to address ongoing food distribution challenges throughout Bethel;

Provided continued financial assistance to construct and maintain the 300-mile-long ice road that connects remote Kuskokwim River communities;

Supported Alaska Safe Riders program by sponsoring the McGrath Iron Dog Race, in which residents participated in All-Terrain Vehicle and Off-Road Vehicle safety presentations.

Calista Corporation (“Calista”) and Donlin Gold continued their proactive, bipartisan outreach to Alaska Governor Dunleavy’s Administration and the new legislature in Alaska, as well as with the Biden Administration and United States Congress in Washington, D.C., to highlight the thoroughness of the project’s environmental review and permitting processes, in addition to the considerable benefits it would deliver to all Alaska Natives.

President’s Message

Steadily and Surely Advancing Up the Value Chain the Donlin Gold Project – the leading Tier 1 Gold Development Project in Alaska, One of the Only Remaining Tier 1 Jurisdictions

All of us at NOVAGOLD take great pride in the fact that we have been laser-focused – as well as highly successful – in executing the explicit strategy that was set forth by our Chairman and me more than a decade ago: namely, to unlock the value of NOVAGOLD’s high-quality assets for our shareholders and to dedicate our entire energy toward creating the maximum leverage from a pure play on the singularly brilliant endowment that is the Donlin Gold project. And to accomplish all this while safeguarding the Company’s robust treasury to allow us to accomplish our work without needing to go back to the financial markets.

As we have stated on numerous occasions, our Board and management believe that the Donlin Gold project is truly best-in-class in its combination of attributes and hence that NOVAGOLD constitutes the most perfectly suited “go-to” equity to benefit from the next wave in the bull market in gold. Possessing the unique combination of industry-leading size, grade, and excellent exploration upside with which to move the needle in the gold industry, our project’s location in Alaska – a safe and time-tested jurisdiction in which to develop, build and operate a mine for generations to come – makes it the ultimate company-maker. For our part, we believe to have been responsible stewards of this remarkable asset in its progression up the value chain. Yet our greatest accomplishments have been reached by providing wide-ranging support to the Donlin Gold project team in advancing its various activities in the areas of permitting, engineering, as well as environmental, social and governmental engagement, in addition to our pivotal collaboration with Calista and The Kuskokwim Corporation (TKC) – the Alaska Native Corporation partners and landowners.

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The value enhancement work continues apace. The Donlin Gold project camp re-opened in the first quarter of 2023 to continue fieldwork to collect geotechnical and hydrological information needed to advance the design documentation required for the Alaska Dam Safety certificates applications, with formal issuance of the certificates of approval to construct expected in 2026.

The safety program currently in effect at the Donlin Gold project site is well advanced for a project at this stage of development – with experienced safety coordinators on-site 24/7, an established and widely shared culture of awareness, and team spirit characterized by employees looking out for one another. With the latest field program, Donlin Gold’s project site seasoned environmental team, including field staff, ensures that all permit requirements are met and daily procedures are followed. All project staff are properly trained to ensure they recognize that the protection of water, land, and biological resources is of the highest priority in Donlin Gold’s operations.

Off-site, our current focus at Donlin Gold lies in updating the geologic and resource models with the data derived from the extensive drill programs that took place over the last three years; reviewing key project assumptions, inputs, and design components for optimization (mine engineering, metallurgy, hydrology, and infrastructure); advancing remaining permits through the regulatory process and supporting the State in maintaining the existing permits; and, through continued engagement, sustaining and expanding project support in the Y-K region.

Ultimately, subject to a formal decision by the Donlin Gold LLC board, the comprehensive work we are completing should lead to the update of the Donlin Gold project feasibility study which, in turn, would initiate the detailed engineering work necessary to advance the project design before reaching a construction decision.

Diligently Maintaining Permits in Good Standing and Working to Secure the Remaining State-Level Permits

Donlin Gold, its owners, and its partners Calista and TKC are intimately familiar with the permitting and regulatory processes applicable to the project and will continue to support the State in this important work. Together, we pursue our efforts to secure the various remaining state-level permits and certificates required for the project. This includes the current fieldwork related to the issuance of the Alaska Dam Safety certificates – which is targeted for completion in 2023, with formal issuance of the certificates of approval to construct expected in 2026.

In 2022, Donlin Gold applied for a new air quality permit based on updated air quality modeling and emissions controls information, and the regularly scheduled re-issuance of its APDES permit from ADEC. The new air quality permit is expected to be issued by June 30, 2023, which corresponds to the expiration date of the current permit. ADEC has extended the existing APDES permit indefinitely until a new permit is finalized. Donlin Gold continues to support ADEC in its due diligence regarding the State’s Clean Water Act (CWA) Section 401 certification (the “401 Certification”) of the Federal CWA Section 404 permit. On July 14, 2022, the ADEC Commissioner granted the request for an adjudicatory hearing review related to potential water temperature effects in Crooked Creek. The briefing process in this administrative appeal of the 401 Certification has now been completed and a decision is expected in the first half of 2023.

Owning a federally permitted project on private land already designated by law for mining has tremendous inherent value in today’s world. We have always prepared and organized ourselves for potential challenges to the Federal and State permitting processes. Our project leadership and litigation teams bring longstanding experience with the processes that need to be followed. Donlin Gold and its owners, alongside the steadfast advocacy of Calista and TKC, continue to support the State and Federal government in the defense of these permits which reflect a diligent, thorough, transparent, and inclusive process for all involved – including stakeholders from the Y-K region.

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It is also worth noting that all appeals challenging Donlin Gold’s permits to date have proved unsuccessful, often multiple times. Nevertheless, objections to mining activity are common. The Alaska Superior Court briefings on the Right-of-Way (ROW) lease for the portions of the natural gas pipeline on State lands were completed with oral arguments held in January 2023. We anticipate decisions to be issued by the end of 2023. The State of Alaska’s issuance of water rights for the mine and transportation facilities was appealed to the Commissioner of the Alaska Department of Natural Resources (ADNR). ADNR and Donlin Gold submitted their response briefs on March 8, 2023, and the appellants are preparing their final brief. A decision is expected within the next year.

Actively Engaging with Community Stakeholders and Government

At Donlin Gold, we are extremely fortunate to enjoy time-tested partnerships with our Alaska Native Corporation partners Calista and TKC. The Donlin Gold team continues to closely collaborate with them in all aspects of our considerable outreach and engagement activities throughout the Y-K region. An extension of these efforts are the newly-established community liaison positions that were recently filled by former project site employees residing in five Y-K villages.

Crooked Creek, the village closest to the Donlin Gold project site in the Y-K region, wrote a letter in support of the Donlin Gold project in December 2022. The village has been struggling with access to reliable power and water in recent months, which also led to the shutdown of its school, clinic, and post office. In response, Donlin Gold, Calista and TKC provided support to Crooked Creek by purchasing and delivering a generator, alerting the State of Alaska’s emergency response team for additional assistance, and helping the local authorities identify a longer-term solution for their infrastructure needs as well as assisting with access to available government funding.

Alaska’s U.S. Senators and Governor have consistently expressed their long-term support of the Donlin Gold project – votes of confidence for which we are enormously grateful. In close coordination with NOVAGOLD and Barrick, Calista and Donlin Gold co-lead our government relations work, which over time has represented an important part of advancing the Donlin Gold project through permitting and beyond. In 2023, Calista and Donlin Gold will carry on their proactive, bipartisan outreach to the State Administration and the new legislature in Alaska, as well as with the Biden Administration and the United States Congress in Washington, D.C., to highlight the thoroughness of the project’s environmental review and permitting processes, in addition to the considerable benefits that the project would deliver to all Alaska Natives through the revenue sharing provisions of the Alaska Native Claims Settlement Act of 1971.

Consistent Investment in Environmental and Social Initiatives

Assisting and partnering with local communities of the Y-K region has been a constant focus for NOVAGOLD. To that end, Donlin Gold works in close concert with Calista and TKC, as well as other key representatives of local communities, to provide critical support to the Y-K region today and ultimately ensure the sustainable and profitable development of the Donlin Gold project in the years to come.

Donlin Gold was the premier sponsor of the McGrath Iron Dog Race community safety presentation promoting safety in operating snowmachines, all-terrain vehicles and recreational off-road vehicles, as part of the Alaska Safe Riders program – a non-profit organization dedicated to reducing deaths and injuries from tragic accidents. In addition, Donlin Gold, in collaboration with Covenant House Alaska and Bethel Community Services, is developing an action plan to help address chronic and ongoing youth food insecurity in the Y-K region. To date, the three entities have successfully leased space from Bethel Winter House toward establishing a housing and service hub for youth aged 18 to 24. Furthermore, Donlin Gold partnered with the Bethel Community Services Foundation and the Aruqutet Project on a regional program to address food insecurity throughout the Bethel community. Over 550 local households are enrolled in the program to date, with approximately 200 of them receiving food during any given month. As with all of our other initiatives, employing local staff and committed volunteers has proven critical to the program’s success.

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In partnership with the Alaska Native Tribal Health Consortium, Donlin Gold is advancing efforts to improve the overall health and safety standards of water and sewer services in the Middle Kuskokwim area communities through the TKC Fishwheel initiative. Furthermore, in collaboration with TKC, the village of Crooked Creek, the Akiak Native Community and the Napaimute Tribe, Donlin Gold provided financial support for the construction and maintenance of the ice roads that allow for winter travel between the remote Kuskokwim River communities – which, in turn, led to increased participation in community events, cultural activities, sports, and provided access for emergency services, law enforcement and travel. On average, a total of 300 miles of ice road is constructed and maintained annually thanks to this program.

Advancing educational opportunities in Alaska constitutes yet another high priority for the Company. NOVAGOLD recently awarded its first University of Alaska scholarship to an undergraduate student in mining or geological engineering. In addition, Donlin Gold supports the Alaska EXCEL program – a non-profit providing supplemental academic, career and technical education for rural youth and young adults across the Y-K region. Numerous student interview preparation sessions took place in the first quarter, with four more planned over the next two quarters. Through this rigorous process, the students receive high school credits toward graduation as well as concurrent college credits.

Strong Treasury to Advance Donlin Gold and Create Value

It is quite remarkable that, ever since the last fundraising round of January 2012, there has been no need to issue further equity to execute our strategy. And yet, NOVAGOLD’s treasury remains robust with $116.2 million in cash and term deposits as of February 28, 2023. Moreover, with $25 million due in July 2023 from Newmont and an additional contingent payment of $75 million upon approval of the Galore Creek project construction plan by its owners, the Company enjoys a healthy financial position.

In closing, I wish to extend my sincere gratitude to the experienced team of professionals at NOVAGOLD, Donlin Gold and Barrick, as well as to the entire project site workforce and community engagement teams. We pride ourselves in our steadfast commitment to health and safety and are profoundly grateful for the extraordinary mutual respect that characterizes relations with our Alaska Native Corporation partners. Indeed, working in Alaska is a distinct pleasure and we are thankful for the State agencies’ diligent approach and adherence to established regulatory procedures.

In terms of governance, our management team has the privilege of working with an incredible Board whose members provide exceptional strategic guidance and are committed to best practices in all aspects of the business. Their unwavering dedication and engagement are greatly appreciated.

Of paramount importance, NOVAGOLD has been blessed with long-term and supportive shareholders – comprising many of the most honored names in the investment world – whose presence and counsel simply have been invaluable. We are grateful for their decision to invest in our Company and for their continued interest and engagement. We reaffirm to all of them that, as stewards of the Company, we continue to be focused on delivering on our strategy and enhancing the value of the Donlin Gold project increasing both shareholder and stakeholder wealth in a safe and socially responsible manner.

As we position the Company to enjoy the fruits of its unique leverage on what we believe constitutes the best positioned gold development story in the marketplace, I look forward to continuing to deliver on our promises and to keeping an open line of communication between us as we reach even more milestones together in 2023.

Sincerely,

Gregory A. Lang

President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 28, 2023 $	Three months ended February 28, 2022 $
General and administrative expense (1)	5,607	5,177
Share of losses – Donlin Gold	4,475	4,040
Total operating expenses	10,082	9,217

Loss from operations	(10,082)	(9,217)
Interest expense on promissory note	(2,944)	(1,512)
Accretion of notes receivable	217	210
Other income (expense), net	2,225	524
Loss before income taxes	(10,584)	(9,995)
Income tax expense	(75)
Net Loss	(10,659)	(9,995)

Net loss per common share, basic and diluted	(0.03)	(0.03)

	At February 28, 2023 $	At November 30, 2022 $
Cash and term deposits	116,161	125,882
Total assets	151,361	159,189
Total liabilities	130,057	129,286

(1) Includes share-based compensation expense of $2,161 and $2,091 for the first quarter-ended February 28, 2023, and quarter ended February 28, 2022, respectively.

During the first quarter of 2023, we incurred a net loss of $10.7 million compared to a net loss of $10.0 million for the comparable period in 2022. The increase in net loss is primarily due to an increase in interest expense on the promissory note, increased permitting costs at the Donlin Gold project and higher corporate legal expenses, partially offset by increased interest income and other income related to the 2021 sale of the Company’s interest in the San Roque mineral property.

Liquidity and Capital Resources

In the first quarter of 2023, cash and cash equivalents decreased by $9.7 million, primarily to fund our share of the Donlin Gold project and for corporate administrative expenses. The $4.3 million decrease in cash used in the first quarter of 2023 compared to 2022 was due to the timing of corporate liability insurance payments in 2022, withholding tax paid on share-based compensation in 2022 (no Performance Share Units vested in 2023) and proceeds received from the sale of the San Roque mineral property.

At the end of the first quarter, cash and term deposits were $116.2 million (cash $54.2 million, term deposits $62.0 million). An additional payment from Newmont of $25 million comes due in July 2023 related to the sale of NOVAGOLD’s 50% interest in the Galore Creek project in 2018, along with a note for $75 million contingent upon approval of a Galore Creek project construction plan by its owners. At present, we believe the Company has sufficient working capital available to cover anticipated funding of the Donlin Gold project and corporate general and administrative costs through completion of an updated Donlin Gold project feasibility study. Further, we believe we have sufficient working capital available to cover anticipated costs and expenses for at least the next three years. Substantial additional capital will be required once a decision to commence engineering and construction is reached by the Donlin Gold board for the Donlin Gold project.

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2023 Outlook

We anticipate spending approximately $31 million, which includes, $13 million for corporate general and administrative costs, $1 million for working capital and $17 million to fund our share of expenditures at the Donlin Gold project, including:

   $8 million for external affairs, permitting, environmental, land, and legal activities, and

   $9 million for project planning and fieldwork (dam and water structures, metallurgical testing, mining studies, hydrogeology and geochemistry, and infrastructure planning).

NOVAGOLD’s primary goals in 2023 are to continue to advance the Donlin Gold project toward a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong safety, sustainability, and environmental culture; maintaining a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of pre-feasibility and feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on April 5, 2023, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast: http://www.novagold.com/investors/events

North American callers: 1-800-319-4610

International callers: 1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2023 will be as follows:

Q1 2023 – A conference call and webcast will be held on Wednesday, April 5, 2023 at 11 a.m. ET / 8 a.m. PT to discuss Q1 2023 financial results.

Annual Meeting of Shareholders – Thursday, May 18, 2023; the meeting will be held at 4 p.m. ET / 1 p.m. PT

Q2 2023 – Tuesday, June 27, 2023; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, June 28, 2023 at 11 a.m. ET / 8 a.m. PT to discuss Q2 financial results.

Q3 2023 – Tuesday, October 3, 2023; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, October 4, 2023 at 11 a.m. ET / 8 a.m. ET to discuss Q3 financial results.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Resource categories on a 100% basis) 2, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Report (both as defined below), once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint of the open pit which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project are focused on State permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

2 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, as defined below. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

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Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report3. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited (“Wood”); Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report. Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101 and under S-K 1300, has approved and verified the scientific and technical information related to the 2022 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2023 outlook; the timing and potential for a new feasibility study on the Donlin Gold project; our goals and planned expenditures for the remainder of 2023; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the State permitting process; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC Board will continue to advance the Donlin Gold project up the value chain; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the conversion of Galore Creek into a mine and the receipt of $25 million due in July 2023 from Newmont and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

3 The Company retained Wood Canada Limited (“Wood”) in 2020 to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

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